Page 6 of 6 Pages

Arnhold and S. Bleichroeder, Inc.       Registered Broker/Dealer and
                                        Investment Advisor
CNA Financial Corp.                     Parent Holding Company of
                                        Insurance Company
Goldman, Sachs & Co.                    Registered Broker/Dealer and
                                        Investment Adviser
BEA Associates                          Registered Investment Adviser
PEC Israel Economic Corporation         Not Applicable
Renaissance Fund LDC                    Not Applicable
Todd Investments Limited                Not Applicable
Stockton Partners L.P.                  Not Applicable
Charles Bronfman Family Trust           Not Applicable
The Kolber Trust                        Not Applicable
S. Daniel Abraham                       Not Applicable